Exhibit 99.1

Contact:	Norman C. Chambers
President & Chief Operating Officer
(281) 897-7788

NCI BUILDING ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE

ROBERTSON-CECO CORPORATION

HOUSTON (February 21, 2006) – NCI Building Systems, Inc. (NYSE: NCS) today announced that it has entered into a definitive agreement to purchase Robertson-Ceco Corporation (“RCC”) for $370 million in cash. RCC operates the Robertson Building Systems, Ceco Building Systems, Star Building Systems and Steelspec divisions, and is a leader in the metal buildings industry. For the year ended December 31, 2005, RCC had estimated revenues of $430 million. The acquisition is subject to a number of closing conditions, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act, and is expected to close by early April.

A.R. Ginn, NCI’s Chairman and Chief Executive Officer, remarked, “RCC is a highly respected and successful engineered building systems company, and this transaction will increase NCI’s diversification and expand its manufacturing footprint, customer base and distribution channels. As a result of the transaction, which we expect to be accretive to our earnings in fiscal 2006, NCI will strengthen its position as a leading fully-integrated supplier to the construction industry, providing metal buildings, roof and wall systems and metal coil coatings, with 42 facilities in the United States, one in Canada and one in Mexico.

“This strategically important acquisition is also wholly consistent with NCI’s long-term strategies to create value for its shareholders, employees and customers through a combination of organic growth and accretive acquisitions. As a result of our extensive experience in integrating acquisitions into NCI’s systems and operations, we believe this transaction will enable us to accelerate our earnings growth through the new revenue streams it provides and the additional operating leverage they produce, as well as through our continued strong focus on raising engineering and manufacturing efficiencies.”

Norman Chambers, NCI’s President and Chief Operating Officer, added, “The acquisition will be financed through a combination of cash raised in our November 2004 convertible notes offering, operating cash flow and additional term loan proceeds.”

NCI will provide an online, real-time webcast and rebroadcast of its conference call tomorrow to discuss this announcement. The live broadcast of this conference call will be available online at www.ncilp.com or www.earnings.com beginning at 8:00 a.m. (Eastern Time) on Wednesday, February 22, 2006. The online replay will be available at approximately 10:00 a.m. (Eastern Time) and continue for one week.

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10943 N. Sam Houston Parkway W. • Houston, Texas 77064

P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9675

NCI Building Systems Signs Definitive Agreement

February 21, 2006

This release contains forward-looking statements concerning the completion of the acquisition of RCC’s business and the anticipated effects of the acquisition on NCI’s revenues, earnings, earnings growth, market leadership position and leverage. Some factors that could affect the acquisition and the anticipated financial effects include the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act, industry cyclicality and seasonality, fluctuations in demand and prices for steel, the financial condition of NCI’s raw material suppliers, competitive activity and pricing pressure, NCI’s ability to execute its acquisition strategy and general economic conditions affecting the construction industry. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, NCI Building Systems, Inc. has included in its Annual Report on Form 10-K for the fiscal year ended October 29, 2005, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. The Company operates manufacturing and distribution facilities located in 16 states and Mexico.

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